Exhibit 8

To:      Cendant UK Acquisition Corporation (Cendant)

and Citigroup Global Markets Limited (Citigroup)



                                                               2 December 2004

Dear Sirs,

Reference is made to the scheme of arrangement under section 425 of the Companies Act 1985 (the Act) to be proposed by ebookers plc (ebookers) to its members substantially on the terms and conditions set out in the Scheme Press Announcement (as defined in paragraph 9(a) of this letter) (the Scheme). I understand that in the event that for any reason the Scheme does not become effective or is withdrawn or any condition to which the Scheme is subject becomes incapable of satisfaction and is not waived as therein provided, Cendant may, within three months of the date on which the Scheme fails to become effective or any condition to which the Scheme is subject becomes incapable of satisfaction and, if capable of waiver, is not waived in accordance with its terms, announce through Citigroup an offer to acquire the whole of the issued ordinary share capital of ebookers (an Offer). This letter sets out the terms and conditions on which I will exercise, or procure the exercise of, the votes attaching to the shares in ebookers in which I have an interest in favour of the Scheme at any relevant meeting of the members of ebookers or, if an Offer is made, accept the Offer when it is made.

The terms and conditions of the Scheme will be substantially as set out in the Scheme Press Announcement and, subject thereto, will otherwise be as may be agreed between Cendant and ebookers or as may be required to comply with the requirements of any relevant authority.

Shareholdings

1.       I represent and warrant to Cendant that:

(a) the information set out in Schedule 1 regarding the securities of ebookers in which I am interested is complete and accurate;

(b) Schedule 1 contains complete and accurate details of all options, warrants and other rights I may have to subscribe for, purchase or otherwise acquire any securities of ebookers;

(c) Schedule 1 contains complete and accurate details of the dates of all dealings by me in the shares of ebookers, giving details of the prices and numbers of such shares dealt in during the period of 12 months prior to the date hereof; and

(d) I have full power and authority to enter into this undertaking, to perform the obligations under it and to accept the Offer (if made) in respect of any securities of ebookers held by me.

Dealings

2. I undertake to Cendant that before the earliest to occur of (i) the Scheme becoming effective, (ii) an Offer, if made, being declared unconditional in all respects, (iii) an Offer, if made, lapsing or being withdrawn by Cendant and (iv) the expiry of the period of three months of the date on which the Scheme fails to become effective or any condition to which the Scheme is subject becomes incapable of satisfaction and is not waived, if, in such period Cendant has not announced an Offer, I shall not:

(a) sell, transfer, charge, encumber, grant any option over or otherwise dispose of any shares or securities in ebookers issued or unconditionally allotted to me or otherwise acquired by me before then (Further ebookers Shares) other than pursuant to the Scheme, or my acceptance of the Offer, if made;

(b) accept any other offer in respect of the shares or securities referred to in paragraph 2(a);

(c) (other than pursuant to the Scheme or the Offer, if made) enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:

         (i)      to do any of the acts referred to in paragraphs (a) or (b);

         (ii) in relation to, or operating by reference to, any Further ebookers Shares; or

         (iii) which, in relation to any Further ebookers Shares, would or might restrict or impede me voting in favour of the Scheme, or accepting the Offer, if made,

         and for the avoidance of doubt, references in this paragraph 2(c) to any agreement, arrangement or obligation includes any agreement, arrangement or obligation whether or not legally binding or subject to any condition or which is to take effect if the Scheme is withdrawn, if the Offer closes or lapses or if this undertaking ceases to be binding or upon or following any other event; or

(d) save for the acquisition of any further shares in ebookers on the exercise of options referred to in Part A of Schedule 1, I shall not purchase, sell or otherwise deal in any shares or other securities of ebookers or Cendant or any interest therein (including any derivatives referenced to such securities).

Undertaking to vote in favour of the Scheme

3. In consideration of Cendant agreeing to be bound by the Scheme in the event that the Scheme becomes effective, I undertake to Cendant to attend, (either in person or by proxy) any meeting of ebookers' shareholders convened by order of the Court pursuant to section 425 of the Act to consider and, if thought fit, approve the Scheme (the Court Meeting) and any extraordinary general meeting of ebookers convened in order to consider and, if thought fit, approve measures required to implement the Scheme (the EGM) and, from the time the Scheme is announced until the Scheme becomes effective or is withdrawn, will exercise and procure the exercise of the votes attaching to any Further ebookers Shares in favour of the Scheme at the Court Meeting and in accordance with the directions of Cendant on any Relevant Scheme Resolution.

4. For this purpose, a Relevant Scheme Resolution means any resolution (whether or not amended) which is proposed at the EGM or at any adjournment thereof or at any other general meeting of ebookers, the passing or rejection of which is necessary for the Scheme to become effective whether as a result of any condition of the Scheme or otherwise or which, if passed, would result in any condition of the Scheme not being fulfilled or which might reasonably be expected to impede or frustrate the Scheme in any way. Resolutions to adjourn the Court Meeting or the EGM and a resolution to amend a Relevant Scheme Resolution, shall also be Relevant Scheme Resolutions.

Undertaking to accept the Offer

5. In consideration of Cendant's agreement in paragraph 17 to make the Offer, I undertake that if an Offer is made:

(a) I shall accept the Offer in respect of any Further ebookers Shares in accordance with the procedure for acceptance set out in the formal document containing the Offer (the Offer Document) not later than two days after the date I become the registered holder of the Further ebookers Shares;

(b) I shall accept any proposal made by Cendant to holders of options over ebookers shares in compliance with Rule 15 of the City Code on Takeovers and Mergers (the Code) in respect of the options referred to in Part A of Schedule 1 (and any other options in respect of ebookers shares which may be granted to me) not later than seven days after Cendant posts the formal document containing such offer, in each case to the extent that the same have not lapsed or been exercised;

(c)      I shall not withdraw any acceptances of the Offer; and

(d) Cendant shall acquire any Further ebookers Shares from me free of any lien, charge, option, equity or encumbrance and together with all rights of any nature attaching to those shares including the right to all dividends declared or paid after the date of this undertaking.

Voting Rights

6. If Cendant announces an Offer, from the time of such announcement to the time the Offer becomes wholly unconditional, lapses or is withdrawn:

(a) I shall exercise the votes attaching to any Further ebookers Shares on a Relevant Resolution (as defined in paragraph 8) only in accordance with Cendant's directions; and

(b) I shall exercise the rights attaching to any Further ebookers Shares to requisition or join in requisitioning any general or class meeting of ebookers for the purposes of considering a Relevant Resolution and to require ebookers pursuant to section 376 Companies Act 1985 to give notice of such a resolution only in accordance with Cendant's directions.

7. For the purpose of voting on a Relevant Resolution or a Relevant Scheme Resolution, I shall execute any form of proxy required by Cendant appointing any person nominated by Cendant to attend and vote at the Court Meeting, the EGM or at any other relevant general meeting of ebookers.

8.       A Relevant Resolution means:

(a) a resolution (whether or not amended) proposed at a general or class meeting of ebookers, or at an adjourned meeting, the passing of which is necessary to implement the Offer or which, if passed, might result in any condition of the Offer not being fulfilled or which might impede or frustrate the Offer in any way;

(b) a resolution to adjourn a general or class meeting of ebookers whose business includes the consideration of a resolution falling within paragraph 8(a); and

(c) a resolution to amend a resolution falling within paragraph 8(a) or paragraph 8(b).

Documentation

9.       I consent to:

(a) the issue of a press announcement in relation to the Scheme substantially in the form of the draft attached hereto, subject to any amendments that may be agreed between Cendant and ebookers or as may be required to comply with the requirements of any relevant authority (the Scheme Press Announcement) incorporating references (if any) to me substantially in the form and context in which they appear in the attached draft. I further consent to the issue of a press announcement in relation to an Offer (the Offer Press Announcement) in accordance with the requirements of Rule 2.5 of the Code incorporating references (if any) to me substantially in the form and context in which they appear in the Scheme Press Announcement, subject to such amendments as Cendant may deem necessary or appropriate;

(b) particulars of this irrevocable undertaking and my holdings of the share capital of ebookers (and dealings therein in the last twelve months) and securities convertible into or rights to subscribe for or options in respect of and derivatives referenced to shares in ebookers, being contained in the circular to be issued by ebookers to its shareholders containing, inter alia, the Scheme (the Circular) and the Offer Document, if any, and any other related or ancillary document as required by the Code; and

(c) this undertaking being available for inspection until the date on which the Scheme becomes effective or, if an Offer is made, the end of the offer period (as defined in the Code).

10. I shall promptly give you all information and any assistance as you may reasonably require for the preparation of the Circular and the Offer Document, if any, and all related and ancillary documents in order to comply with the requirements of the Code, the Financial Services Authority and the London Stock Exchange and any other legal or regulatory requirement or body. I shall immediately notify you in writing of any material change in the accuracy or impact of any information previously given to you.

Secrecy

11.      I shall keep secret:

(a) the possibility, terms and conditions of the Scheme and the existence and terms of this undertaking until the Scheme Press Announcement is released; and

(b)      the terms of this undertaking until the Circular is posted,

provided that I may disclose the same to ebookers and its advisers in which case I will procure that they observe secrecy in the same terms. The obligations in this paragraph shall survive termination of this undertaking.

12. I understand that the information you have given to me in relation to the Scheme must be kept confidential until the Scheme Press Announcement is released or the information has otherwise become generally available. Before this time I will not base any behaviour in relation to any qualifying investments or relevant products (as defined in the Financial Services and Markets Act 2000 (the FSMA) and the Code of Market Conduct made pursuant to the FSMA) which would amount to market abuse for the purposes of section 118 of the FSMA on the information.

Interpretation

13. All references in this undertaking to the Offer shall mean any offer that may be announced on behalf of Cendant to acquire all of the issued ordinary share capital of ebookers within three months of the date on which the Scheme fails to become effective or any condition to which the Scheme is subject becomes incapable of satisfaction and is not waived in accordance with its terms, provided that the terms of such offer are, in the opinion of Citigroup, no less favourable to acceptors than the financial consequences for them of the Scheme becoming effective, or on such other terms as may be agreed between Cendant and ebookers, and shall extend to any new, increased or revised offer or offers on behalf of Cendant, provided that such new, increased or revised offer or offers is or are made on such terms.

Time of the Essence

14. Any time, date or period mentioned in this undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

Lapse

15. The undertakings, warranties, consents, waivers, agreements and obligations in this letter will lapse and cease to have effect to the extent not already undertaken and without prejudice to any liability for antecedent breach:

(a) if the Scheme Press Announcement has not been issued by the close of business on 10 December 2004 or such later date as Cendant and ebookers may agree; or

(b)      if the Scheme becomes effective; or

(c) if an Offer is not announced on behalf of Cendant within three months of the date on which the Scheme fails to become effective or any condition to which the Scheme is subject becomes incapable of satisfaction and, if capable of waiver, not being waived as therein provided; or

(d) if an Offer, if made, lapses or is withdrawn without becoming or being declared unconditional in all respects.

16. I acknowledge that nothing in this letter obliges Cendant to despatch the Circular or the Offer Document if it is not required to do so by the Panel and that if this undertaking lapses I shall have no claim against Cendant.

17. Subject to paragraph 18, Cendant agrees to make the Offer conditional on:

(a) the Scheme not becoming effective or being withdrawn or any condition to which the Scheme is subject becoming incapable of satisfaction and, if capable of waiver, not being waived as therein provided; and

(b) the Offer Press Announcement being released in accordance with the Code and in such other form as Cendant may deem necessary or appropriate or as may be required to comply with the requirements of any relevant authority. The release of the Offer Press Announcement is at the absolute discretion of Cendant. In particular, Cendant reserves the right not to release the Offer Press Announcement unless the board of directors of ebookers agrees to recommend the Offer.

18.      If after Cendant releases the Offer Press Announcement:

(a)      the Panel consents to Cendant not making the Offer;

(b) an event occurs which means that Cendant is no longer required by the Code to proceed with the Offer; or

(c) Cendant becomes aware that any condition of the Offer as set out in the Offer Press Announcement has or may become incapable of being fulfilled,

Cendant shall not be obliged to make or proceed with an Offer.

19. Cendant undertakes to be bound by the Scheme in the event that the Scheme becomes effective. The obligations on Cendant hereunder are conditional upon receipt by Cendant of:

(a) undertakings substantially in the terms agreed with Cendant from each of the directors of ebookers and from other shareholders in respect of shares in the capital of ebookers that represent in aggregate not less than 40 per cent. of the issued share capital of ebookers, or such lesser percentage as Cendant may determine by 1.00 p.m. on 2 December 2004 (or such later time and/or date as Cendant may determine);

(b) confirmation in terms satisfactory to Cendant that the board of directors of ebookers has approved the issue of the Scheme Press Announcement including a statement that the board of directors of ebookers intends unanimously to recommend that its shareholders vote in favour of the Scheme and such recommendation not having been withdrawn or qualified prior to publication of the Circular.

Director's undertakings

20. As a director of ebookers, provided that it is consistent with my fiduciary and directors duties owed to ebookers and my duties under the Code, I shall use reasonable endeavours to procure that ebookers and the board of directors of ebookers:

(a) recommend that shareholders in ebookers vote in favour of the Scheme at the Court Meeting and the EGM and, if an Offer is made, accept the Offer;

(b) provide all reasonable assistance as may be requested to prepare the Scheme Press Announcement and the Circular and all related and ancillary documents and, if an Offer is made, to enable Cendant to make the Offer and to prepare the Offer Document and all related and ancillary documents, in each case in accordance with the requirements of the Code, the Financial Services Authority and the London Stock Exchange and any other legal or regulatory requirement or body;

(c) provide all reasonable assistance to Cendant as may be required to obtain the clearances and consents referred to in the Scheme Press Announcement;

(d) convene such meetings of directors or shareholders of ebookers (if so requested by Cendant) as may be necessary to pass such resolutions as may be necessary to enable the Scheme or, if made, the Offer to be implemented;

(e) not convene any general meeting of ebookers other than the Court Meeting and the EGM without the prior written consent of Cendant, which consent shall not be unreasonably delayed or withheld;

(f) cause ebookers to comply with its obligations under the Merger Agreement entered into on today's date between ebookers, Cendant Corporation and Cendant;

(g) save in respect of options under ebookers Share Option Schemes and ebookers Individual Option Arrangements (as defined in the Scheme Press Announcement) unless and until the Scheme is withdrawn or the Offer, if made, lapses or is withdrawn by Cendant, not allot (except pursuant to existing obligations disclosed in writing to Cendant prior to the date hereof), or grant options over, any shares in the capital of ebookers nor issue any debt or other securities convertible into shares in the capital of ebookers or knowingly agree to do any of the foregoing or knowingly take any other action likely to result in a breach of any condition of the Scheme or the Offer or be prejudicial to the successful implementation of the Scheme or the Offer;

(h) upon the Offer, if made, becoming unconditional in all respects, and to the extent I continue to occupy the office of director of ebookers, approve the registration of all transfers of shares made pursuant to the Offer (subject to the same being duly stamped and otherwise satisfying the requirements imposed in the Articles of Association of ebookers) and comply with such reasonable requests as Cendant may make with respect to any other steps to be undertaken by the board of directors of ebookers as are necessary to give effect to the Offer;

(i) upon receiving reasonable prior notice, provide such management information and access to senior ebookers personnel for the purposes of consultation in relation to the conduct of the business as may reasonably be requested pending the Scheme becoming effective or the Offer, if made, becoming unconditional in all respects and to facilitate the integration of ebookers into the enlarged group except if it is reasonably believed that to do so would be materially adverse to the interests of ebookers or unduly and materially disruptive to the operation of ebookers' business;

(j) cause the business of ebookers and each of its subsidiary undertakings (collectively, the ebookers Group) to be carried on in the ordinary and usual course and in particular do not and do not propose to:

         (i) amend the memorandum or articles of association or other relevant constitutional document of any member of the ebookers Group;

         (ii) alter the authorised or allotted or issued share capital of any member of the ebookers Group or grant any options or rights over shares;

         (iii) declare or pay any dividend or make any other distribution or return of capital; or

         (iv) undertake any commitment or enter into any contract or acquire or dispose of any assets, liabilities or businesses otherwise than in the ordinary course of business;

(k) if the Scheme becomes effective or the Offer, if made, becomes unconditional in all respects, approve the appointment as directors of ebookers of anyone nominated by Cendant and, if required by Cendant, I shall resign as a director of ebookers;

(l) agree to any extension of time limits in the Code which Cendant requests and which the Panel approves;

(m)      do not make (and that no-one makes on behalf of ebookers):

         (i) any announcement before the Scheme Press Announcement is released which refers expressly or implicitly to Cendant; or

         (ii) any other announcement in connection with the Scheme or the Offer without prior consultation with Cendant,

         unless Cendant consents in writing or the relevant announcement is required by law or any regulatory provision; and

(n)      give notice to:

         (i) the holders of options (ebookers Options) issued under ebookers Share Option Scheme (the Option Scheme) in accordance with the rules of the Option Scheme (the Rules) that all unexercised ebookers Options will lapse at the end of the relevant exercise period, as defined in the Rules;

         (ii) Dinesh Dhamija in accordance with the terms of the Option Agreement dated 2 October 2002 between Mr Dhamija and ebookers (the Dhamija Option Agreement) that the unexercised options issued to Mr Dhamija pursuant to the Dhamija Option Agreement will lapse at the end of the relevant exercise period, as defined in the Dhamija Option Agreement;

         (iii) Sanjiv Talwar in accordance with the terms of the Option Agreement dated 21 October 1999 between Mr Talwar and ebookers (the Talwar Option Agreement) that the unexercised options issued to Mr Talwar pursuant to the Talwar Option Agreement will lapse at the end of the relevant exercise period, as defined in the Talwar Option Agreement;

         (iv) Peter Cochrane in accordance with the Rules that all unexercised ebookers Options granted to him on 25 October 1999 will lapse at the end of the relevant exercise period, as defined in the Rules;

         (v) Jeffrey Sampler in accordance with the Rules that all unexercised ebookers Options granted to him on 1 January 2001 will lapse at the end of the relevant exercise period, as defined in the Rules;

         such notice to be provided to holders of ebookers Options, Mr Dhamija, Mr Talwar, Mr Cochrane and Mr Sampler as the case may be, as soon as permissible in accordance with, and to comply with the applicable requirements of, the Rules, the terms of the Dhamija Option Agreement and the terms of the Talwar Option Agreement, as the case may be.

21.      I shall not directly or indirectly:

(a) solicit or encourage any person other than Cendant to make any offer for any shares or other securities of ebookers or to indicate the basis on which any such offer might be made or enter into discussions relating to any possible offer;

(b) (except where required by my fiduciary duties as a director of ebookers or by my duties under the Code and, in each case, only in response to an unsolicited approach) enter into any discussions with, or provide any information to, any person who is considering making such an offer; or

(c) (except where required by my fiduciary duties as a director of ebookers or by my duties under the Code) otherwise take any action which is or may be prejudicial to the successful outcome of the Scheme or the Offer or which would or might have the effect of preventing any of the terms or conditions of the Scheme or the Offer from being fulfilled (and in particular, but without limitation, I shall comply with General Principle 7 and Rule 21 of the Code).

22. I shall promptly inform you of any approach by a third party which may lead to an offer for ebookers or the occurrence of any matter referred to above and will keep you fully informed of the same.

23. To the best of my knowledge, information and belief having made all reasonable enquiries I know of no matter or circumstance in relation to ebookers or any of its subsidiaries which might mean that any condition in the Scheme Press Announcement cannot be fulfilled.

Confirmation

24. I confirm that in signing this letter I am not a client or customer of Citigroup for the purposes of the Conduct of Business Sourcebook of the Financial Services Authority and that Citigroup is acting for Cendant in connection with the Scheme and the Offer, if any, and no-one else and is not responsible to anyone other than Cendant for providing the protections afforded to its customers nor for providing advice in relation to the Scheme or the Offer, if any. I confirm that I have been given an adequate opportunity to consider whether or not to give this undertaking and to obtain independent advice.

Power of Attorney

25. In order to secure the performance of my obligations under this undertaking, I hereby unconditionally and irrevocably appoint any director of Cendant as my attorney:

(a) if I fail to accept or to procure acceptance of the Offer in accordance with paragraphs 5(a) or 5(b) or if I fail to accept the offer referred to in paragraph 5(d) in accordance with that paragraph, in my name and on my behalf to do all things and to execute all deeds and other documents as may be necessary or desirable to accept such offers in respect of any Further ebookers Shares and the options referred to in paragraph 5(d) (as appropriate); and

(b) to execute any form of proxy required by Cendant appointing any person nominated by Cendant to attend and vote in favour of the Scheme at the Court Meeting or on a Relevant Scheme Resolution or a Relevant Resolution at a general meeting of ebookers.

26. I agree that this power of attorney is given by way of security and is irrevocable in accordance with section 4 Powers of Attorney Act 1971 until the earliest to occur of (i) the Scheme becoming effective, (ii) an Offer, if made, being declared unconditional in all respects, and (iii) an Offer, if made, lapsing or being withdrawn by Cendant and (iv) the expiry of the period of three months of the date on which the Scheme fails to become effective or any condition to which the Scheme is subject becomes incapable of satisfaction and is not waived, if, in such period Cendant has not announced an Offer.

Undertaking to bind estate

27. This undertaking shall bind my estate and personal representatives except in relation to those obligations that relate to my position as a director of ebookers.

Specific Performance

28. I agree that, if I fail to vote or appoint a proxy as herein provided or to accept the Offer in accordance with this undertaking or breach any of my obligations, damages would not be an adequate remedy and that an order for specific performance would be an essential element of any adequate remedy for such failure or breach.

Governing Law

29. This undertaking shall be governed by and construed in accordance with English law and I submit to the exclusive jurisdiction of the English courts for all purposes in connection with this undertaking.

                                  Schedule 1

                                Existing Shares

      Part A - Rights to acquire ebookers securities (including options)

Holder                                           Type of securities

Tani Dhamija                                     Option over 64,046 ebookers
                                                 Shares granted 29 January 2003.



Under the terms of T Dhamija's draft Letter of Appointment she would be entitled to subscribe for 5,000 Ordinary Shares of 14p each in two tranches of 2,500 on the first and second anniversaries of the effective date of her appointment, being 1 April 2004. If the appointment is terminated the entitlement to receive Shares would lapse, except that if the Company terminated the appointment the issue of Shares would be pro-rated to the date of termination.



                               PART B - Dealings


1 April 2004 Waiver of Options over 192,140 Ordinary Shares granted 29 January 2003.

                                  APPENDIX I




                           Scheme Press Announcement

SIGNED as a DEED and           )
DELIVERED by TANI DHAMIJA      )
in the presence of:            )


         Witness  -  Signature:

                     Name:

                     Address: